Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT

This Amendment to the Amended and Restated Consulting Agreement (this “Amendment”) is made as of June 1, 2017 (the “Effective Date”), by and between Opiant Pharmaceuticals, Inc. (formerly known as Lightlake Therapeutics Inc.), a Nevada corporation (“Company”) and LYL Holdings Inc. (the “Consultant”). Capitalized terms used but not defined herein have the meanings given to them in the Consulting Agreement (as defined below).

RECITALS

WHEREAS, the Consultant and the Company entered into that certain Amended and Restated Consulting Agreement, dated October 25, 2016, and effective as of July 17, 2013 (the “Consulting Agreement”), pursuant to which the Consultant received the rights to a certain amount of the financial return produced by the Product (as defined in the Consulting Agreement) in accordance with the terms and conditions set forth therein;

WHEREAS, the parties desire to amend the Consulting Agreement to provide for the Company’s right to buyback the Interest or any portion of the Interest from the Consultant;

WHEREAS, in consideration of the Company’s right to buyback the Interest or any portion of the Interest from the Consultant, the Company is willing to amend terms of the Consulting Agreement with respect to the Company’s transaction with SWK Funding LLC; and

WHEREAS, pursuant to Section 6.4 of the Consulting Agreement, the parties desire to amend, modify and supplement the Consulting Agreement in the manner specified in this Amendment.

NOW, THEREFORE, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.       Amendment to Article 1 of the Consulting Agreement. Article 1 of the Consulting Agreement is hereby amended by adding a new Section 1.2 thereto, immediately after Section 1.1, as follows:

“1.2          Notwithstanding any other provisions of this Agreement, from the Effective Date (as defined in the Consulting Agreement) until four and one half (4½) years from the Effective Date, the Company shall have the right to buyback the Interest or any portion of the Interest from the Consultant by providing written or electronic notice to the Consultant. Any such notice shall include the percentage amount of the Interest to be bought back by the Company, and such notice shall also include the dollar amount that equals the percentage amount of the Interest to be bought back by the Company based on a rate of five percent (5%) being equal to Five Hundred Thousand Dollars (US$500,000.00) (the “Buyback Amount”). In the event that such notice is provided within three and one quarter (3¼) years of the Effective Date, then the Company shall pay the Consultant one point eight (1.8) times the Buyback Amount within ten (10) business days of providing such notice. In the event that such notice is provided after three and one quarter (3¼) years of the Effective Date and no later than four and one half (4½) years from the Effective Date, then the Company shall pay the Consultant three point fifteen (3.15) times the Buyback Amount within ten (10) business days of providing such notice. Upon the Company’s paying to the Consultant the Buyback Amount with respect to the Interest or any portion of the Interest, such Interest or portion of the Interest, as appropriate, shall be deemed either extinguished or transferred or sold back to the Company, at the Company’s direction, and have no further legal effect and the Consultant shall have no rights with respect to such amount of Interest bought back by the Company.”

2.       As consideration for the amendment made to the Consulting Agreement as provided herein, the Company shall agree with the Consultant as follows:

The Company previously entered into a Purchase and Sale Agreement (the “SWK Agreement”) with SWK Funding LLC (“SWK”) pursuant to which, inter alia the Company sold SWK a portion of the royalties the Company could have received pursuant to the License Agreement dated December 15, 2014 (the “Adapt Agreement”), by and between the Company and Adapt Pharma Operations Limited, an Irish limited company (“Adapt”). The transactions contemplated by the SWK Agreement are referred to herein collectively as the “SWK Transaction.” The Company and the Consultant hereby agree that upon the Company receiving subsequent to the Effective Date at least Three Million Dollars (US$3,000,000.00) from SWK pursuant to the SWK Transaction and/or from Adapt pursuant to the Adapt Agreement, fifty percent (50%) of all actual amounts received by the Company from SWK pursuant to the SWK Transaction shall be deemed “pre-tax revenue received by the Company that was derived from the sale of the Product” and therefore such amount shall be used in determination of the Net Profit.

3.       This Amendment and the Consulting Agreement, attached as Exhibit A, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understanding between the parties (whether written or oral) relating thereto. No modification shall be effective unless made in writing and signed by a duly authorized representative of each party.

4.       All other terms and conditions of the Consulting Agreement shall remain in full force and effect.

5.       This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

6.       This Amendment, and any interpretation, dispute or controversy arising out of this Amendment, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

OPIANT PHARMACEUTICALS, INC.		LYL HOLDINGS INC.

By:	/s/ Dr. Roger Crystal	By:	/s/ Brad Miles

Name:	Dr. Roger Crystal	Name:	Brad Miles

Title:	Chief Executive Officer	Title:	President and Director

EXHIBIT A

Amended and Restated Consulting Agreement, dated October 25, 2016, and effective as of July 17, 2013.